Exhibit 21.1

Entity Name	Jurisdiction
DriveTime Automotive Group, Inc.*	Delaware
DriveTime Sales and Finance Company, LLC	Arizona
DriveTime Car Sales Company, LLC	Arizona
Drake Insurance Services Company, LLC	Arizona
Drake Insurance Agency Company, LLC	Arizona
Drake Property & Casualty Insurance, Co.	Turks & Caicos Islands, British West Indies
DriveTime Foundation, Inc.	Arizona
DT Acceptance Corporation*	Arizona
DT Credit Company, LLC	Arizona
7300 East Hampton LLC	Delaware
DT Warehouse, LLC	Delaware
DT Receivables Corp. 5A	Delaware
DT Receivables Corp. 5B	Delaware
DT Receivables Corp. 5C	Delaware
DT Receivables Corp. 6A	Delaware
DT Receivables Company 6B, LLC	Delaware
DT Receivables Company 7A, LLC	Delaware
DT Receivables Company 8A, LLC	Delaware
DT Receivables Company 9B, LLC	Delaware
DT Receivables Company 9-1, LLC	Delaware

*

DriveTime Automotive, Inc. is a newly formed Delaware corporation that will serve as the holding company under which operations will be conducted following consummation of the offering. As of the date of this filing, DriveTime Automotive Group, Inc. and DT Acceptance Corporation are the sister parent companies under which operations are conducted.